                            CONTRIBUTION AGREEMENT

                          (PERIMETER PARK WEST LAND)


     This Agreement ("Agreement") is made as of this 31st day of December, 1996, among HAROLD S. LICHTIN, an individual resident of North Carolina ("H.S. Lichtin"), MARIE ANTOINETTE ROBERTSON, an individual resident of Texas ("M.A. Robertson"), and PERIMETER PARK WEST ASSOCIATES, a North Carolina limited partnership ("PPW") (H.S. Lichtin and M.A. Robertson and PPW, collectively, the "Contributors" and sometimes, singularly, a "Contributor"); and WEEKS REALTY, L.P., a Georgia limited partnership authorized to do business in the State of North Carolina as Weeks Realty Limited Partnership ("Weeks").

1.   Description of The Property.  The Contributors agree to contribute to the
     ---------------------------
     capital of Weeks and Weeks agrees to accept such contribution to its capital, for the contribution value and upon the terms and conditions set forth below, that certain parcel of land located in Wake County, North Carolina, containing in the aggregate approximately 66.11 gross acres, more or less, as further described on Exhibit A hereto (the "Property").
                                      ---------
2.   Contribution Value.  Subject to any adjustment pursuant to Paragraph 10
     ------------------
     hereof, the contribution value (the "Contribution Value") is for each "Tract" (as defined in Paragraph 5 hereof) of the Property contributed at each of the four (4) successive contributions of Property made pursuant to this Agreement is One Million Eight Hundred Thirty-Seven Thousand Five Hundred and no/100 Dollars ($1,837,500.00) of each such contribution.

     As of the date of contribution of any Tract, Weeks shall issue to the Contributors [pro rata in accordance with their respective partnership interests in the Future Limited Partnership, a North Carolina limited partnership (the "Land Partnership")] a number of Units, equal to the Contribution Value of that Tract, after any adjustments pursuant to Paragraph 10 of this Agreement, divided by the Unit Price. All Units so issued shall be held by the Contributors subject to that certain Registration Rights and Lock-Up Agreement (as to Units issued on or before June 30, 1998) or that certain Registration Rights and Lock-Up Agreement for Post-June 30, 1998 Shares and Units (as to Units issued after June 30,
     1998), both of even date herewith (collectively, the "Rights Agreements") and that certain Second Amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks, dated of even date herewith (pursuant to which H.S. Lichtin and M.A. Robertson, among others, are admitted to Weeks as limited partners) (the "Partnership Amendment"). "Units" shall mean limited partnership units in Weeks Realty, L.P., as defined in the above-described Rights Agreements. "Unit Price" shall mean the arithmetic average of the New York Stock Exchange closing price of a share of common stock of Weeks Corporation for the twenty (20) trading days immediately preceding the date of contribution rounded to the nearest one-eighth.

     Notwithstanding any provision of that Agreement to the contrary, no fractional Units shall be issued to the Contributors pursuant to this Agreement. If as a result of the application of the foregoing formulas, a fractional Unit is due a Contributor, Weeks shall pay to that Contributor, in cash on the same date as the fractional Unit would otherwise be issued and in lieu of any such fractional Units, an amount equal to that fractional Unit times applicable Unit Price, as determined pursuant to this Agreement.

3.   Title Exceptions.  The Property shall be contributed subject to the
     ----------------
     following title exceptions and no other:

     (a)  Applicable building and zoning laws.

     (b)  Encroachments, easements and other matters identified on Exhibit B
                                                                   ---------
          hereto.

     (c) Covenants, easements and other matters to which Weeks and the Land Partnership have agreed as provided below in Paragraph 4 hereto.

     (d) Any matter arising by, through or under Weeks after the date of this Agreement, including, without limitation, dedications and grants of easements requested by Weeks pursuant to Paragraph 4 hereof.

4.   Title Insurance and Survey. Within ten (10) business days after notice for
     --------------------------
     a contribution of a Tract pursuant to Paragraph 5 hereof, Weeks shall identify in a notice any title exception affecting the Tract (other than those specified in Paragraph 3) that Weeks determines to be objectionable. The Contributors shall cure any such exception on or before the date designated for contribution to Weeks' reasonable satisfaction and, if such cure is not completed by that date, then the contribution shall be delayed for a period not to exceed sixty (60) days to permit the Contributors additional time to cure. If after such delay, such title objection is not cured to Weeks' reasonable satisfaction, Weeks may elect to do one of the following: (i) cure the exception, with all costs and expenses incurred by Weeks applied to reduce the Contribution Value, in which case the contribution shall be further delayed an additional sixty (60) day period, or (ii) terminate this Agreement as to the Tract or as to the remaining uncontributed Property (at Weeks' election, if in Weeks' reasonable determination the exception is of such a nature that it affects the remaining uncontributed Property) and sue the Contributors for damages at law, or (iii) seek specific performance of the Contributors' obligations hereunder.

     The Contributors hereby covenant and agree with Weeks that, so long as this Agreement remains in full force and effect, (i) the Contributors will not, and will not permit the Land Partnership to, sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein) without the prior written consent of Weeks; and (ii) the Contributors will not, and will not permit the Land Partnership to, apply for any modification to the zoning in effect for the Property as of the date of this Agreement or agree to any impact fees or other restrictions on future development rights that would affect the Property, without the prior written consent of Weeks. The Contributors will not, and will not permit the Land Partnership to, grade, cut timber or otherwise alter the physical characteristics of the Property without the prior written consent of Weeks, in each instance. The Contributors will take no affirmative action, and will not permit the Land Partnership to take any affirmative action, which shall cause the Contributors to be unable to contribute good and marketable title to the Property or which shall cause any warranty or representation contained in this Agreement to be incorrect or misleading in any material respect at any time.

     From time to time during the pendency of this Agreement, at the request and expense of Weeks and subject to the prior consent of the Contributors, which such consent shall not be unreasonably withheld or delayed, the Contributors agrees to take actions or, cause the Land Partnership to take such actions, to support applications and to enter into any easements, covenants or other agreements with Weeks and third-parties pertaining to development (including infrastructure, roads, utilities and other development requirements), affecting the uncontributed portion of the Property to facilitate Weeks' development of Tracts contributed to Weeks and the remainder of the Property.

     Additionally, at the request and expense of Weeks and subject to the prior consent of the Contributors, which such consent shall not be unreasonably withheld or delayed, the Contributors agree, or agree to cause the Land Partnership, to dedicate to the public or quasi-public authorities, portions of the Property not yet contributed to Weeks pursuant to this Agreement for the purpose of dedicating public right-of-ways, utility easements and other infrastructure items to facilitate development of the Tracts contributed to Weeks and the remainder of the Property. The Contributors agree to cooperate and support fully all reasonable requests and actions taken by Weeks pursuant to this paragraph. Because Weeks is obligated in any case ultimately to acquire all of the Property pursuant to, and subject to, the terms and conditions of this Agreement, the Contributors will cooperate with Weeks and will cause the Land Partnership to cooperate with Weeks, to enable Weeks to develop and construct roads, utilities, lines, facilities and other improvements, storm water detention lines, facilities and other improvements, landscaping, lighting, signage and traffic improvements, sidewalks and other infrastructure for the total development within the Property by granting easements as reasonably necessary to serve the Tracts which have been or that are being contributed to Weeks and prior to the contribution of the remaining Property on which such infrastructure improvements are developed. All improvements made by

     Weeks shall be constructed in a good and worker like manner and no liens (except inchoate material and mechanics liens) shall be imposed on the Property.

     Weeks agrees to and does hereby indemnify, defend and hold the Contributors harmless from any personal injury, death, damage to property, damage, liens, claims, losses and liabilities arising out of Weeks' exercising such right and privilege to go upon the Property, including the acts and omissions of Weeks' employees, agents, contractors and consultants. Weeks agrees to maintain appropriate public liability insurance covering its activities on the Property with the Land Partnership and the Contributors named as additional insureds.

     Contemporaneously with the execution and delivery of this Agreement, Weeks and the Land Partnership (at the direction of the Contributors) shall enter into a short form memorandum of this Agreement, which shall be recorded in the public records of Wake County, North Carolina, to give notice of Weeks' interest in the Property pursuant to this Agreement.

5.   Contribution. The contribution of the Property to the capital of Weeks
     ------------
     shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Two Hannover Square, Suite 1900 434 Fayetteville Street Mall, Raleigh, North Carolina 27602-1070, or at such other place as may be agreed by the Contributors and Weeks. The contribution of the Property shall occur in incremental tracts (a "Tract") with four (4) successive contributions until all of the Property is contributed by the Contributors to Weeks, subject to the following conditions: (i) each Tract shall be as described on Exhibit C hereto, (ii) thereafter, on the next four (4) anniversaries of the date of this Agreement, one of the Tracts shall be contributed in accordance with said Exhibit C hereto, in accordance with the order as specified thereon.

     Notwithstanding clause (ii) of the immediately preceding sentence to the contrary, if as provided in that certain Contribution Agreement for Northern Telecom Properties, dated of even date herewith, "Northern Telecom" (as defined therein) elects to excuse its "First Option" under the "Northern Telecom Lease" (as defined therein), then Weeks may by written notice to the Contributors elect to delay the four contributions described in said clause (ii) by one (1) year so that the four contributions shall take place successively on the second, third, fourth and fifth anniversaries of the date of this Agreement. Within fifteen (15) business days prior to each contribution of Property, pursuant to this Agreement, the Contributors shall notify Weeks of the next contribution, which notice shall be accompanied by a revision of the Survey (the cost of preparation of this Survey revision to be paid by Weeks) showing the Tract to be contributed and evidence satisfactory to both parties that all requirements of applicable law, state and local, pertaining to subdivision and relating of the Property to separate the Tract have been satisfied (Weeks and the Contributors agree to cooperate in good faith in the obtaining of all necessary approvals in this regard).

     Notwithstanding the foregoing schedule of Tract contributions to the contrary, if Weeks elects to accept contributions of more acreage of the Property than Weeks is obligated to accept pursuant to the foregoing, Weeks may elect to accept less acreage of the Property on the next successive date(s) scheduled for contribution on an acre per acre basis.

     Notwithstanding any other provision of this Paragraph 5 to the contrary,
     (i) with respect to any Tract previously contributed to Weeks pursuant to this Agreement, if Weeks has not commenced construction of a building on that Tract or there remains a portion of that Tract that could be developed with a building but no building has been started [such unused Tract(s) or portion of Tract(s) collectively the "Unused Acreage"]; and (ii) Weeks has a prospective tenant who desires to locate its building on an area of the Property not yet contributed to Weeks pursuant to this Agreement; then, at the written request of Weeks, the Contributors agree to contribute to Weeks pursuant to this Agreement the Tract or portion thereof (such tract or portion thereof, the "Deferred Issuance Tract") desired by the prospective tenant except that issuance of Units for the Contribution Value of the acreage of the Deferred Issuance Tract that does not exceed the Contribution Value of the Unused Acreage shall not be issued until the earliest of (A) the next date for contribution of a Tract under this Agreement, (B) the date on which Weeks commences construction of a building on the Unused Acreage, or (C) December 31, 2002. To secure Weeks' obligation to subsequently issue Units as aforesaid for the Deferred Issuance Tract, Weeks shall cause to be issued to H.S. Lichtin a stand-by irrevocable letter of credit in the amount of the value of the Units to be issued, in form and content and issued by a Bank reasonably acceptable to H.S. Lichtin. Upon issuance of such Units, this letter of credit shall be returned to Weeks. If Weeks defaults in issuance of such Units, H.S. Lichtin shall be entitled to draw against the letter of credit and distribute the proceeds to the Contributors in the same equivalent value as the Units would have been issued under this Agreement.

     Each time a Tract is to be contributed to Weeks by the Contributors pursuant to this Agreement: (i) on the contribution date, the Contributors shall cause the Land Partnership to convey good and marketable fee simple title to the Tract to Weeks by general warranty deed subject only to Permitted Title Exceptions, and (ii) in exchange for the contribution by the Land Partnership, as described in the immediately preceding clause (i), Weeks shall issue Units to the Contributors as provided in this Agreement. The Contributors shall cause the Land Partnership to deliver possession of the Tract to Weeks on the contribution date.

6.   Adjustments.  At each contribution, there shall be no proration of taxes
     -----------
     because, pursuant to Paragraph 14, Weeks shall fund payment of taxes.

7.   Costs and Expenses; Preparation of Documents.  Costs and expenses shall be
     --------------------------------------------
     apportioned in the following manner:

     (a) Weeks shall pay the premium for title insurance, title search costs, the survey fees and recording costs related to this transaction, as well as all costs incurred by it in inspecting the Property and making such other investigations thereof as it deems appropriate.

     (b)  the Contributors shall pay all transfer taxes.

     (c) Each party shall pay its own attorneys' fees in connection with this transaction.

     Weeks's attorney shall prepare all documents, which shall be subject to the reasonable approval of the Contributors' attorney and which shall be substantially the same as the documents used in the "Initial Contribution" (as that term is defined in the Partnership Amendment).

8.   Condemnation.  If any authority having the power of eminent domain shall
     ------------
     commence negotiations with the Contributors or the Land Partnership or shall commence legal action against the Contributors or the Land Partnership for the damaging, taking or acquiring of all or any part of the Property, either temporarily or permanently in any condemnation proceeding or by exercise of the power of eminent domain, the Contributors shall immediately give notice of the same to Weeks. Upon the occurrence of any of the foregoing events, if it reasonably appears that such taking would materially interfere with Weeks' reasonable intended use of the Property, Weeks shall have the right, at its option, to terminate this Agreement by giving notice thereof to the Contributors, in which event Weeks shall be released of all further obligations hereunder with respect to that portion of the Property not yet contributed. Assuming no termination, at the time of contribution, the Contributors shall cause the Land Partnership to assign to Weeks all rights in and to any unpaid awards, settlement proceeds or other proceeds payable by reason for any such taking.

     In the event of any negotiations regarding the payment of any such awards or proceeds, the Contributors will inform Weeks of all such negotiations of which the Contributors has notice and no settlement shall be agreed to by the Contributors without Weeks' written approval.

9.   Representations and Warranties.  As of the date of this Agreement, the
     ------------------------------
     Contributors hereby make, jointly and severally, for the benefit of Weeks each and every representation and warranty set forth in Paragraph 14 of that certain Contribution Agreement for Development Properties, dated of even date herewith, among the Contributors and Weeks, to the extent applicable to unimproved land. As of the date of contribution for each Tract under this Agreement, the Contributors shall remake for the benefit of Weeks each and every representation and warranty set forth in said

     Paragraph 14 as to that Tract, to the extent applicable to unimproved land. The liability of the Contributors for breach of these representations and warranties is subject to the provisions of the Partnership Amendment.

10.  Weeks' Inspection; "AS-IS" Sale; Hazardous Wastes. the Contributors grants
     -------------------------------------------------
     Weeks the right to enter the Property to inspect it, make soil tests borings, make drainage tests, and make engineering and architectural drawings or tests of the Property, provided that the foregoing shall not materially alter or damage the Property or interfere with the Contributors's activities on the Property. Weeks shall be liable to the Contributors for any damage, loss and expenses (including reasonable attorneys' fees) the Contributors incur by reason of such activities, and if the transaction contemplated hereby does not close, Weeks shall provide the Contributors with copies of all tests results and drawings.

     Except for the representations and warranties contained or provided for herein, the property is being sold in an "AS-IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and of the date of contributions. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by the Contributors or by any officer, person, firm, agent or representative acting or purporting to act on behalf of the Contributors as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other facet or condition which has or might affect the Property, or the condition, repair, value, expense of operation, or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives with respect to the Property are merged in this Agreement, the exhibits hereto annexed and other documents being entered into by the parties on the date hereof (including, without limitation, the other agreements expressly referred to herein) or contemplated in those documents, which together fully and completely express their agreement, and that this Agreement has been entered into with Weeks being satisfied with the opportunity afforded for investigation (all such agreements, documents and exhibits, collectively. the "Transaction Documents"). Weeks is not relying upon any statement or representation by the Contributors unless such statement or representation is specifically embodied in this Agreement or the other Transaction Documents.

     To the extent that the Contributors has provided to Weeks information from any inspection, engineering or environmental reports concerning harmful or toxic substances, the Contributors makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Weeks acknowledges that the Contributors have requested Weeks to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Weeks' own inspections or other information obtained or otherwise available to Weeks, rather than any information that may have been provided by the Contributors to Weeks, other than the representations and warranties of the Contributors contained or provided for herein on which Weeks is entitled to rely.

     Weeks has obtained the Phase I Environmental Site Assessment(s) identified on Exhibit D hereto (the "Audit") and Weeks hereby approves the Audit and
        ---------
     agrees to accept title to the Property subject to such environmental matters as are reflected in the Audit. If any material adverse environmental condition affecting the Property is discovered by, or comes to the attention of, Weeks that is not disclosed in the Audit and the Contributors do not remediate the same to the commercially reasonable satisfaction of Weeks, then Weeks may elect by written notice to the Contributors to terminate this Agreement as to the Tract affected thereby of such portion of the Property not yet contributed to Weeks under this Agreement thereof which Weeks reasonably determines is adversely affected in the development thereof by such contamination (with credit against the Contribution Value thereof at a rate of $111,178.00 per acre). The Contributors shall have the right, but not the obligation, to remediate such adverse environmental condition, at the sole cost and expense of the Contributors.

     The terms and provisions of this Paragraph 10 shall survive contribution hereunder.

11.  Notices.  Any notice, request or other communication (a "notice")
     -------
     required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as UPS Next Day Air) or by facsimile transmission or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or upon transmission by facsimile with confirmation, or deposit in the United States mail, but the time-period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or the confirmation date of facsimile transmission or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any partly may be given by such party's counsel. The parties respective notice addresses are as follows:

            Weeks:         Weeks Corporation
                           4497 Park Drive
                           Norcross, Georgia 30093
                           Attention:  Thomas D. Senkbeil,
                                       Vice Chairman/Chief
                                       Investment Officer
                           FAX:  (770) 717-3310

            With Copy To:  King & Spalding
                           191 Peachtree Street
                           Atlanta, Georgia 30303-1763
                           Attention:  William J. Armstrong, Esq.
                           FAX:  (404) 572-5148

            Contributors:  Harold S. Lichtin
                           Suite 200
                           1800 Perimeter Park Drive
                           Morrisville, North Carolina 27560
                           FAX:  (919) 467-4428

            With Copy To:  Kennedy Covington Lobdell & Hickman, L.L.P.
                           Two Hannover Square
                           Suite 1900
                           434 Fayetteville Street Mall
                           Raleigh, North Carolina 27602
                           Attention:  Alan H. Peterson, Esq.
                           FAX:  (919) 743-7358

12.  Brokers.  Except for brokers paid-in-full at the Initial Contribution
     -------
     pursuant to separate written agreements that cover the transactions contemplated in this Agreement as well as the other Transaction Documents; the Contributors and Weeks represent and warrant that neither has dealt with any broker in connection with this transaction. If any claim is made or brought by any broker in connection with this transaction, the party whose agreement gave rise to such claim shall indemnify the other for any damage or expenses sustained in connection therewith including, without limitation, reasonable attorneys' fees. The terms and provisions of this Paragraph 12 shall survive contributions hereunder.

13.  Default.  If Weeks defaults hereunder, the Contributors may either proceed
     -------
     against Weeks at law for damages or seek specific performance of Weeks' obligations hereunder. If the Contributors defaults hereunder, Weeks may either proceed against the Contributors at law for damages or seek specific performance of the Contributors's obligations hereunder.

14.  Infrastructure and Land CM Costs.  From and after the date of this
     --------------------------------
     Agreement, and so long as this Agreement is in full force and effect, Weeks agrees to pay all real estate taxes and other property assessments assessed on the Property for 1997 and thereafter until this Agreement is no longer in force and effect. If, after the date of this Agreement, Weeks elects to construct roads, utility lines, rain water detention facilities or other infrastructure items, such installation shall be at the sole cost and expense of Weeks, without reimbursement obligation on the Contributors.

15.  Headings.  The Paragraph headings are inserted for convenience only and
     --------
     are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision thereof.

16.  Miscellaneous.  All prior understandings and agreements between the
     -------------
     parties are deemed merged herein and in the other Transaction Documents. This Agreement may be modified only by an agreement in writing signed by the parties. Weeks may assign, sell, convey or otherwise transfer any or all its rights under this Agreement without the prior written consent of the Contributors. The Contributors shall not assign, sell, convey or otherwise transfer any or all of the Properties or its rights under this Agreement. No such assignment by the Contributors or Weeks shall relieve or release the assigning party of any liability hereunder. Subject to the foregoing, this Agreement and the terms and provision hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. This Agreement shall be governed by North Carolina law. Time is of the essence.

17.  Contributors' Representative.  The Contributors hereby appoint
     ----------------------------
     H.S. Lichtin as their authorized representative under this Agreement. Any direction, consent, approval, disapproval, authorization or other action required or permitted to be given or taken under this Agreement by any of the Contributors shall be given or taken only by H.S. Lichtin. In giving notice to the Contributors under this Agreement, Weeks may give such notice only to H.S. Lichtin as provided under Paragraph 11 of this Agreement and such notice shall constitute notice to all of the Contributors. If Weeks receives notice of any matter from any Contributor who is not H.S. Lichtin, Weeks shall be entitled at its discretion to disregard such notice and such notice shall have no legal effect under this Agreement, unless and until confirmed by H.S. Lichtin. The written statements and representations of H.S. Lichtin shall for the purposes of this Agreement be binding upon the Contributors and Weeks shall have no obligation or duty whatsoever to inquire into the authority to take any action which he proposes to take, regardless of whether H.S. Lichtin actually has the authority to take any such action; and Weeks shall be entitled to rely upon any direction, authorization, consent, approval or disapproval given by H.S. Lichtin in connection with any matter arising out of or in connection with this Agreement.

     IN WITNESS WHEREOF, the Contributors and Weeks have set their hand as of the date and year first above written.

                                       CONTRIBUTORS:
                                       ------------


                                                                         (SEAL)
                                       ----------------------------------
                                       HAROLD S. LICHTIN


                                                                         (SEAL)
                                       ----------------------------------
                                       MARIE ANTOINETTE ROBERTSON


                                       PERIMETER PARK WEST ASSOCIATES
                                       LIMITED PARTNERSHIP,
                                       a North Carolina limited partnership


                                       By:                               (SEAL)
                                          -------------------------------
                                           Harold S. Lichtin,
                                           General Partner


                                       By:                               (SEAL)
                                          -------------------------------
                                           Marie Antoinette Robertson,
                                           General Partner

                                       WEEKS:
                                       -----

                                       WEEKS REALTY, L.P., a Georgia limited
                                       partnership authorized to do business in the State of North Carolina as Weeks Realty Limited Partnership


                                       By:  Weeks GP Holdings, Inc., a Georgia
                                            corporation, sole general partner


                                            By:
                                               --------------------------------

                                            Title:
                                                  -----------------------------